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                                                                      EXHIBIT 11

                           Tommy Hilfiger Corporation
                  Computation of Net Income Per Ordinary Share
                    (in thousands, except per share amounts)


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                                                        Nine Months Ended                            Three Months Ended
                                                           December 31,                                  December 31,
                                                  -------------------------------                 ---------------------------
                                                    1999                    1998                    1999                 1998
                                                    ----                    ----                    ----                 ----
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding....              94,606                  91,614                 94,791               93,888
                                                   ========                ========                =======              =======


Net income.............................            $173,877                $127,484                $59,117              $57,759
                                                   ========                ========                =======              =======


Per share amount.......................            $   1.84                $   1.39                $  0.62              $  0.62
                                                   ========                ========                =======              =======

DILUTED

Weighted average shares outstanding...               94,606                  91,614                 94,791               93,888

Net effect of dilutive stock
options based on the
treasury stock method using
average market price..................                1,238                     976                    502                  668
                                                   --------                --------                -------              -------


Total.................................               95,844                  92,590                 95,293               94,556
                                                   ========                ========                =======              =======


Net Income............................             $173,877                $127,484                $59,117              $57,759
                                                   ========                ========                =======              =======


Per share amount......................             $   1.81                $   1.38                $  0.62              $  0.61
                                                   ========                ========                =======              =======

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